Exhibit 10.1

July 30, 2003

Mr. Mike Miles

3705 Euclid Avenue

Dallas, TX  75205

Dear Mike:

This letter supersedes the one previously sent on July 21, 2003.  We are, again, pleased to extend this invitation for you to join Staples, Inc. as Chief Operating Officer, beginning September 8, 2003.  As we discussed, you will report to Ronald Sargent and will receive a monthly salary of  $41,666.67 ($500,000.00 on an annualized basis).  Additional details about our offer are included below.  This letter contains our complete offer of employment and in no way changes your status as an at-will employee.

Bonus

Eligibility:             According to your job level, you are eligible for a bonus equal to 60% of your salary subject to the terms of Staples’ Key Management Bonus Plan.  This year’s bonus will be prorated based on the number of days you are employed during the fiscal year (our fiscal year ends on the Saturday closest to January 31st each year). Bonus awards are based on actual results measured against pre-established Corporate financial performance.

Stock

Options:                Your position makes you eligible to receive an option to purchase 150,000 shares of Staples’ stock subject to the terms of the Amended and Restated 1992 Equity Incentive Plan (“Equity Incentive Plan”),* provided you have a signed Non-Compete and Non-Solicitation Agreement on file as applicable by your job level. They will vest 25% one year from date of grant, and then monthly at 2.083% per month for the remaining 36 months.  The option price will be the closing price of Staples’ stock on the day of grant. Within 60 days of your start date, we will send you a Stock Option Grant Agreement with additional details about the terms and conditions of your options. In the future, options are generally issued in July.

PARS:                   Your position makes you eligible for 50,000 shares of Performance Accelerated Restricted Stock (“PARS”) under the Equity Incentive Plan,* provided you have a signed Non-Compete and Non-Solicitation Agreement on file as applicable by your job level. PARS vest 100% after five years unless vesting accelerates based on the achievement of specific performance targets. You will receive a full year grant. Each October, Performance Accelerated Restricted Stock Award Agreements are issued which set forth the terms and conditions of your PARS grant.

* The Board of Directors currently intends to grant the same number of options and PARS to associates at your level annually, but we cannot guarantee the level or existence of any future awards.

Sign-on	In addition you will also receive a one time sign-on grant of 50,000 shares of Performance
PARS:

Accelerated Restricted Stock (“PARS”) under the Equity Incentive Plan, provided you have a signed Non-Compete and Non-Solicitation Agreement on file as applicable by your job level. PARS vest 100% after five years unless vesting accelerates based on the achievement of specific performance targets.

Vacation:	4 weeks, which is accrued at 13.33 hours of vacation time per month in accordance with our Vacation Policy.

Relocation:

You may elect to relocate at company expense in accordance with the terms of the HR: Staples Relocation Policy – Level 35-50 Homeowners policy.  All associates are required to sign a Relocation Reimbursement Agreement prior to receiving reimbursements for their location expenses.  If you have questions regarding your relocation, please contact Michelle Solly at Sirva Relocation at 1-800-531-3840 ext 5273.

New Hire

Requirements:             Staples requires associates at your level to sign and/or submit the following documents, which were attached in your original letter, as a condition of employment.

•     Code of Ethics

•     Non-Compete and Non-Solicitation Agreement

•     Proprietary & Confidential Agreement

•     Severance Benefits Agreement

•     Employment eligibility documents (the Immigration Reform and Control Act requires us to verify your employment eligibility.  Please review the information sheet included with your original letter for a list of appropriate documents)

You must bring these documents with you on your first day.  You will not be allowed to begin work unless you submit and/or sign the required documents.

Staples holds an orientation called “The Road to Success at Staples” each Monday at 8:30 a.m. at 500 Staples Drive in Framingham.  Please plan to attend the orientation session on your first day or the first Monday after you start work.  When you arrive at Staples, please check in at the security desk and ask for Carl Lopes.

We are very enthusiastic about your joining Staples and look forward to a mutually rewarding working relationship.

Sincerely,

/s/ Susan S. Hoyt
Susan S. Hoyt
Executive Vice President Human Resources

cc:   Ronald Sargent

Carl Lopes